EXHIBIT 99.2

DIRECTORS AND EXECUTIVE OFFICERS OF DBS BANK LTD.

The name and citizenship of each director and executive officer of DBS Bank Ltd. are set forth below. The business address of each person listed below is 12 Marina Boulevard, Level 46, DBS Asia Central at Marina Bay, Financial Centre Tower 3, Singapore 018982. The present principal occupation or employment of each of the listed persons is set forth below.

Name	Present Principal Occupation	Citizenship
Membership of the Board of Directors
Peter Seah Lim Huat	Chairman, DBS Bank Ltd.	Singapore
Piyush Gupta	Chief Executive Officer, DBS Bank Ltd.	Singapore
Bart Joseph Broadman	Board Member, DBS Bank Ltd.	Singapore
Christopher Cheng Wai Chee	Board Member, DBS Bank Ltd.	Singapore
Euleen Goh Yiu Kiang	Board Member, DBS Bank Ltd.	Singapore
Ho Tian Yee	Board Member, DBS Bank Ltd.	Singapore
Nihal Vijaya Devadas Kaviratne CBE	Board Member, DBS Bank Ltd.	Singapore
Woo Foong Pheng	Board Member, DBS Bank Ltd.	Singapore
Andre Sekulic	Board Member, DBS Bank Ltd.	Singapore
Danny Teoh Leong Kay	Board Member, DBS Bank Ltd.	Singapore
Executive Committee
Piyush Gupta	Group Executive Committee, Chief Executive Officer, DBS Bank Ltd.	Singapore
Chng Sok Hui	Group Executive Committee, Chief Financial Officer, DBS Bank Ltd.	Singapore
David Gledhill	Group Executive Committee, Group Technology and Operations, DBS Bank Ltd.	Singapore
Andrew Ng	Group Executive Committee, Treasury and Markets, DBS Bank Ltd.	Singapore
Elbert Pattijn	Group Executive Committee, Chief Risk Officer, DBS Bank Ltd.	Singapore
Tan Kong Khoon	Group Executive Committee, Consumer Banking Group, DBS Bank Ltd.	Singapore
Jeanette Wong	Group Executive Committee, Institutional Banking Group, DBS Bank Ltd.	Singapore